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                                                                    Exhibit 4(a)

                         ACTION OF THE PRICING COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                                  ARISTAR, INC.

         The undersigned, being all of the members of the Pricing Committee of the Board of Directors of Aristar, Inc. (the "Corporation"), do hereby adopt the following resolutions and authorize the taking of the following actions:

         RESOLVED, that pursuant to resolutions of the Board of Directors adopted by unanimous consent as of March 30, 1995, the Corporation enter into an indenture with The Bank of New York, as trustee, providing for the issue by the Corporation, in one or more series, of senior debt securities;

         RESOLVED, that pursuant to resolutions of the Board of Directors adopted by unanimous consent as of March 30, 1995, the form, terms and provisions of the Indenture dated as of July 1, 1995 between the Corporation and The Bank of New York, as trustee (the "Trustee"), including the Standard Multiple-Series Indenture Provisions dated as of July 1, 1995 attached thereto and incorporated by reference therein (collectively, the "Senior Indenture"), providing for the issue by the Corporation of senior debt securities submitted herewith be, and the same hereby are, approved;

         RESOLVED, that pursuant to resolutions of the Board of Directors adopted by unanimous consent as of March 30, 1995, the Corporation enter into an indenture with The Bank of New York, as trustee, providing for the issue by the Corporation, in one or more series, of senior subordinated debt securities;

         RESOLVED, that pursuant to resolutions of the Board of Directors adopted by unanimous consent as of March 30, 1995, the form, terms and provisions of the Indenture dated as of July 1, 1995 between the Corporation and The Bank of New York, as trustee (the "Subordinated Trustee"), including the Standard Multiple-Series Indenture Provisions dated as of July 1, 1995 attached thereto and incorporated by reference therein (collectively, the "Senior Subordinated Indenture"), providing for the issue by the Corporation of senior subordinated debt securities submitted herewith be, and the same hereby are, approved;

         RESOLVED, that pursuant to resolutions of the Board of Directors adopted by unanimous consent as of March 30, 1995, the Corporation issue a series of unsecured and unsubordinated securities under and pursuant to the Senior Indenture;

         RESOLVED, that the title of the series shall be "6.30% Senior Notes due July 15, 2000" (the "Notes");

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         RESOLVED, that the aggregate principal amount of the Notes shall be
$100,000,000 and the Notes shall, except as otherwise provided in the Senior Indenture, mature on July 15, 2000, bear interest at a rate of 6.30% per annum from July 14, 1995, payable semi-annually on January 15 and July 15, commencing January 15, 1996, and the regular record dates for the payment of interest on any interest payment date shall be (in each case, whether or not a business day) the December 31 or June 30, as the case may be, next preceding such interest payment date; and the Notes shall be payable as to principal and interest at the office or agency of the Corporation in New York City, in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, be issuable as fully registered senior notes without coupons in denominations of $100,000 and any larger amount that is an integral multiple of $1,000, and shall not be redeemable prior to maturity, all upon conditions set forth and as more fully provided in the Senior Indenture;

         RESOLVED, that the indebtedness represented by the Notes may be satisfied and discharged by the Corporation at any time upon compliance with the provisions of Section 403 of the Senior Indenture;

         RESOLVED, that The Bank of New York be, and it hereby is, appointed Paying Agent with respect to the Notes;

         RESOLVED, that The Bank of New York is hereby appointed agent of the Corporation for the registration of transfer and exchange of the Notes; and that the corporate trust offices of The Bank of New York in the City and State of New York are hereby designated as the offices or agencies of the Corporation where the Notes may be presented for payment or for transfer or exchange as in said Senior Indenture provided and where notices and demands to or upon the Corporation in respect of the Notes or said Senior Indenture may be served;

         RESOLVED, that the Notes shall initially be issued in the form of one or more global securities and deposited with or on behalf of The Depository Trust Company; interests in Notes issued in global form may not be exchanged, in whole or in part, for the individual securities represented thereby, except as provided in the Senior Indenture and except that the Corporation may at any time and in its sole discretion determine not to have any of the Notes represented by one or more global securities and, in such event, will issue individual certificated notes in exchange for such global securities;

         RESOLVED, that the form, terms and provisions of the Terms Agreement (dated July 11, 1995) and Underwriting Agreement Basic Provisions (dated April 10, 1995) incorporated therein (collectively, the "Terms Agreement") submitted herewith be, and the same hereby is, approved; and the President or any Vice President of the Corporation be, and each of them hereby is,


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authorized to execute and deliver in the name and on behalf of the Corporation, such Terms Agreement with the blanks therein filled with the applicable information as approved by the Board of Directors or this Pricing Committee either with or without meeting, and with such other changes therein as shall be approved by said officers of the Corporation, such approval to be conclusively evidenced by the execution and delivery of any such Terms Agreement;

         RESOLVED, that it is desirable and appropriate that the Corporation enter into the Terms Agreement with Goldman, Sachs & Co., Chase Securities, Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the
"Underwriters");

         RESOLVED, that the price at which the Notes shall be sold by the Corporation to the Underwriters shall be 99.456% of par, or an aggregate of $99,456,000, plus interest, if any, accrued from July 14, 1995 to the Delivery Date (as defined in the Terms Agreement), the initial public offering price at which the Notes shall be offered for sale by the Underwriters shall be 99.906% of par, or an aggregate of $99,906,000, plus interest, if any, accrued from July 14, 1995, and the underwriting discount applicable to the Notes shall be .45% of par as set forth in the Terms Agreement;

         RESOLVED, that the Notes shall initially be issued in the form attached hereto as Exhibit A and shall contain such other terms as set forth in such form; and

         RESOLVED, that the officers of the Corporation and its counsel be, and they hereby are, authorized to take all such further action and to execute and deliver all such further instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, and to pay all such expenses and taxes, as in their judgment shall be necessary, proper or advisable in order fully to carry out the intent and accomplish the purpose of the foregoing resolutions and each of them.


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Dated:  As of July 11, 1995


                                      ___________________________________
                                      Michael M. Pappas
                                      Director and Member of Pricing
                                      Committee



                                      ___________________________________
                                      James A. Bare
                                      Director and Member of Pricing
                                      Committee




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